                       Preferred Employers Holdings, Inc.
                            10800 Biscayne Boulevard
                              Miami, Florida 33161


                                        Dated as of January 1, 1999


Mr. Mel Harris
5980 North Bay Road
Miami Beach, Florida  33140

Dear Mel:

          This letter sets forth the terms of our agreement (the "AGREEMENT") with respect to your employment with Preferred Employers Holdings, Inc. (the "COMPANY").

          1. EMPLOYMENT. Subject to Sections 5, 6 and 7 hereof, the Company hereby agrees to employ you, and you hereby accept such employment, for a five-year period beginning as of January 1, 1999 and ending December 31, 2004 (such period, as may be extended as hereinafter provided, called the "TERM"), upon the terms and conditions set forth herein. This Agreement shall be automatically renewed for successive one-year periods, unless either you or the Company notifies the other within 90 days of the expiration of the initial term or any renewal period, as the case may be, of your or its intention not to renew this Agreement.

          2. POSITION AND DUTIES. During your employment hereunder, you shall serve as Chairman of the Board and Chief Executive Officer of the Company and shall have such duties consistent with such offices as from time to time may be prescribed by the Board of Directors of the Company (the "BOARD"). You shall report to the Board. You hereby agree to devote such time as is necessary, and in any event, no less than 80% of your total business time, to the affairs of the Company. Your primary place of employment shall be the executive offices of the Company in the greater Miami, Florida area (including Dade and Broward Counties), subject to such reasonable travel as the performance of your duties in the business of the Company may require.

          3. BASE SALARY; EXPENSES. (a) During your employment hereunder, the Company shall pay to you a base salary at the annual rate of $300,000 (the "BASE SALARY"), payable in accordance with the customary payroll practices of the Company.

               (b) The Company shall reimburse you, in accordance with generally applicable policies of the Company, for all reasonable business related expenses incurred by you in the performance of your duties, including but not limited to, travel and lodging, customer meals and entertainment, telephone and fax charges.

               (c) You may be entitled to receive a bonus under the Company's Executive Bonus Compensation Plan, subject to the terms and conditions thereof.

               (d) During the Term, the Company shall provide you with a Company-owned or leased BMW 7 series or similar luxury automobile of a type to be agreed upon by you and the Company. The Company shall bear all insurance, garage, gasoline, registration, maintenance and repair costs incident to your use of such automobile in the performance of your duties hereunder.

Mr. Mel Harris
Dated as of January 1, 1999
Page 2


          4. BENEFITS. The Company shall make available to you any and all employee fringe benefits, in accordance with their terms and conditions, which the Company may make available generally to its other executive officers (e.g., any medical, vacation, holidays, dental and 401(k) plans).

          5. TERMINATION OF EMPLOYMENT FOR CAUSE; RESIGNATION; DEATH; DISABILITY. Upon (a) the Company's termination of your employment for Cause, your resignation from employment with the Company (other than for Good Reason within 6 months following a Change of Control), or the termination of your employment due to your death or Disability, the Company shall have no further liability or obligation to you hereunder or otherwise in respect of your employment, other than its obligation to pay to you (i) the Base Salary that is accrued but unpaid as of the date your employment with the Company terminates and (ii) any unpaid expense reimbursements or unpaid vested benefit payments accrued prior to the date of termination.

          6. TERMINATION OF EMPLOYMENT WITHOUT CAUSE. Upon the Company's termination of your employment without Cause, the Company shall pay to you (i) your Base Salary, at the rate in effect at the date of termination, for the then remaining duration of the Term or 90 days after the date your employment with the Company terminates, whichever is greater, in cash in one lump sum within thirty (30) days from the date of termination, plus (ii) on an annual basis for the then duration of the Term, within five business days following the date of determination, the amount of bonus to which you would have been entitled to under the Company's Executive Bonus Compensation Plan as if you were still employed by the Company as of such date, based upon your percentage under the Executive Bonus Compensation Plan in effect on the date of termination.

          7. TERMINATION AFTER A CHANGE OF CONTROL. In the event your employment with the Company is terminated by the Company without Cause or by you for Good Reason within six months following a Change of Control, the Company shall pay to you (i) your Base Salary, at the rate in effect at the date of termination, for the then remaining duration of the Term or 90 days after the date your employment with the Company terminates, whichever is greater, in cash in one lump sum within thirty (30) days from the date of termination, plus (ii) on an annual basis for the then duration of the Term, within five business days following the date of determination, the amount of bonus to which you would have been entitled to under the Company's Executive Bonus Compensation Plan as if you were still employed by the Company as of such date, based upon your percentage under the Executive Bonus Compensation Plan in effect on the date of termination. Notwithstanding the foregoing, all options granted to you by the Company shall automatically vest upon a Change of Control, whether or not you are terminated.

          8. For purposes of this Agreement, the following capitalized terms shall have the meanings indicated below:

      "CHANGE OF CONTROL" shall mean:

                (a) The acquisition (other than by the Company) by any person, entity or "group", within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 (the "EXCHANGE Act"), other than any employee benefit plan of the Company or its affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock or (ii) the combined voting

Mr. Mel Harris
Dated as of January 1, 1999
Page 3


power of the Company's then outstanding voting securities entitled to vote generally in the election of directors;

                (b) Individuals who, as of the close of business on the date of execution of this Agreement, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Incumbent Board then comprising the Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be for purposes of this Agreement, considered as though such person were a member of the Incumbent Board, or

                (c) Approval by the stockholders of the Company of (i) a reorganization, merger, or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or (ii) a liquidation or dissolution of the Company, or (iii) the sale of all or substantially all of the assets of the Company.

      "CAUSE" shall mean: (1) a felony conviction of you (or a plea by you of NOLO CONTENDERE to a felony charge); (2) the breach by you of any material provision of this Agreement, which breach, if curable, is not remedied within thirty (30) days after your receipt of written notice thereof provided, however, that the Company need not be obligated to permit you to cure any breach which has been the subject of a prior written notice; (3) an act of gross misconduct in connection with your duties hereunder; or (4) habitual or material neglect of your duties to the Company (as determined in good faith by the Board) which is not remedied within 30 days after your receipt of written notice thereof).

      "GOOD REASON" shall mean following a Change of Control, (i) the material failure of the Company to comply with the provisions of this Agreement which failure is not remedied within ten (10) days after the Company's receipt of written notice specifying in reasonable detail the factors constituting such failure; (ii) any purported termination by the Company of your employment other than in accordance with this Agreement; or (iii) the assignment to you of duties and responsibilities inconsistent with those duties and responsibilities customarily assigned to individuals holding the position of Chairman of the Board and Chief Executive Officer of a company of comparable size to the Company or the substantial diminution by the Company of your duties and responsibilities.

      "DISABILITY" shall mean any physical or mental condition which renders you unable to perform the services required of you pursuant to this Agreement for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period.

          9. TRADE SECRETS; CONFIDENTIALITY; RESTRICTIVE COVENANTS.

                (a) TRADE SECRETS; CONFIDENTIALITY. You acknowledge that you will have access to valuable trade secrets and confidential, non-public information of the Company including,

Mr. Mel Harris
Dated as of January 1, 1999
Page 4


without limitation, product and sales information, technologies, strategies, customer lists, business methods and processes, marketing, promotional, pricing, financial information and data relating to employees and consultants (individually and collectively, "CONFIDENTIAL INFORMATION"). Confidential

Information shall not include information in your possession prior to the date of your initial employment with the Company, or information required to be disclosed pursuant to applicable laws. You agree that during your employment with the Company and at all times thereafter, you will not use or disclose any Confidential Information or otherwise make any Confidential Information available to any person except as otherwise directed in writing by the Company.

                (b) RESTRICTIVE COVENANTS. You agree that during your employment with the Company and for the one-year period commencing on the date your employment with the Company terminates, you will not directly or indirectly, (i) own, manage, operate, join, advise, control or otherwise participate in or be connected as an officer, employee, partner, investor, creditor, guarantor, advisor or consultant in any business which may compete against or is in any material way related to the Company's (or any of its subsidiaries and affiliates) business within any area where the Company conducts business operations; provided that you may own securities in any publicly held corporation but only to the extent you do not own of record or beneficially more than 5% of the outstanding beneficial ownership of all classes of securities of such corporation, (ii) either for your own account or for any individual, corporation, partnership, joint venture, firm, company, association or other entity, including a government or political subdivision or any agency or instrumentality thereof, solicit, interfere with or hire, any employee of the Company (or any of its subsidiaries and affiliates) or endeavor to cause any such employee to leave his or her employment with, or induce or attempt to induce any such employee to terminate or breach his or her employment with or otherwise change the terms of his or her employment with the Company (or any of its subsidiaries and affiliates), and (iii) solicit, induce or attempt to induce any past, current or future customer of the Company (or any of its subsidiaries and affiliates), wherever such customer may be located, to cease doing business, in whole or in part, or otherwise alter its business relationship with the Company (or any of its subsidiaries or affiliates).

                (c) The Company shall be entitled to an injunction restraining you from the breach of any provisions of this paragraph 9. Nothing contained herein shall be construed to prohibit the Company from pursuing any other remedies for any breach or a threatened breach of this Agreement. The provisions of this Section 9 shall survive the termination of this Agreement.

          10. MISCELLANEOUS. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable; such modification, amendment or limitation to apply in the particular jurisdiction where such adjudication is made.

          11. EXCISE TAXES; WITHHOLDING.

                (a) In the event that any payments made to you by the Company under this Agreement or otherwise (the "PAYMENTS") are subject to any excise taxes imposed by section 4999

Mr. Mel Harris
Dated as of January 1, 1999
Page 5


of the Code (the "EXCISE TAXES"), the Company shall pay you an additional amount such that the net amount retained by you after deduction and/or payment of any Excise Taxes on the Payments, and any interest and/or penalties assessed by the Internal Revenue Service with respect to the Excise Taxes, shall be equal to the Payments. The determination of whether such Excise Taxes are payable and the amount thereof shall be based upon the opinion of counsel selected by the Company and acceptable to you. If such opinion is not accepted by the Internal Revenue Service, then appropriate adjustments shall be computed and paid hereunder based upon the final amount of the Excise Taxes, interest and/or penalties (if any) determined by the Internal Revenue Service. Any such adjustments shall be paid by the Company to you in one lump sum cash payment within thirty (30) days following such computation.

                (b) All payments required to be made to you by the Company hereunder shall be subject to withholding taxes, social security and other payroll deductions in accordance with applicable law and the Company's policies.

          12. ENTIRE AGREEMENT; TERMINATION. The employment agreement, dated as of January 30, 1997, between the Company and you is hereby terminated, is null and void and of no further force and effect. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, of any party hereto, including without limitation that certain employment agreement, dated as of January 30, 1997, between you and the Company. Notwithstanding the foregoing, the Company and you acknowledge and agree that that certain stock option agreement, dated August 20, 1997, between you and the Company shall remain in full force and effect.

          13. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          14. WAIVER. The waiver by the Company of a breach of any provision of this Agreement by you shall not operate or be construed as a waiver of any subsequent or other breach by you. Any such waiver must be in writing.

          15. GOVERNING LAW. This agreement shall be construed in accordance with and governed by the laws of the State of Florida, without regard to the conflicts of laws rules thereof.

Mr. Mel Harris
Dated as of January 1, 1999
Page 7


          If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this Agreement.



                              Very truly yours,

                              PREFERRED EMPLOYERS HOLDINGS, INC.



                              By: /s/ William R. Dresback
                                  ----------------------------------------------
                                  William R. Dresback
                                  Senior Vice President, Chief Financial Officer
                                     and Secretary


Accepted and agreed to on
the 8th day of March, 1999



/s/ Mel Harris
--------------------------
Mel Harris

                       Preferred Employers Holdings, Inc.
                            10800 Biscayne Boulevard
                                 Miami, FL 33161



                                                              February 26, 1999



Mr. Mel Harris
5980 North Bay Road
Miami Beach, Florida 33140

Dear Mel:

      Reference is hereby made to that certain Employment Agreement (the "Agreement") dated as of January 1, 1999 between you and Preferred Employers Holdings, Inc. (the "Company"). Notwithstanding the provisions of Section 9(b) of the Agreement, the Company and you hereby agree that in the event your employment is terminated with the Company without Cause or for Good Reason within six months following a Change of Control then the restriction not to compete as set forth in Section 9(b)(i) of the Agreement shall be limited to activities which are in direct competition with the business activities then conducted by the Company.

      Except as modified herein, all of the terms, provisions and conditions of the Agreement shall remain in full force and effect and the rights and obligations of the parties shall be unaffected by this letter and shall continue as provided in the Agreement. If this letter accurately sets forth the matters contained herein, please so indicate by executing this letter in the space provided for your signature and returning the counterpart to us, whereupon this letter shall become a binding agreement between us in accordance with its terms.


                                       Very truly yours,


                                       PREFERRED EMPLOYERS HOLDINGS, INC.



                                       By: /s/ William R. Dresback
                                          -------------------------------
                                          Name: William R. Dresback
                                          Title: CFO

Accepted and Agreed
March 8th, 1999


/s/ Mel Harris
---------------------------
Mel Harris